Exhibit 5
[WESTERN ALLIANCE LETTERHEAD]
August 12, 2008
Board of Directors
Western Alliance Bancorporation
2700 West Sahara Avenue
Las Vegas, Nevada 89102
Ladies and Gentlemen:
     I have acted as counsel for Western Alliance Bancorporation, a Nevada corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of up to 3,797,993 shares of the Company’s common stock, par value $0.0001 per share, all of which shares (the “Shares”) may be issued and sold to a limited number of accredited investors in connection with the Company’s offering of such shares in a private placement transaction. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, I have examined copies of the documents listed on Schedule 1 hereto (the “Documents”).
     In my examination of the Documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including facsimile copies). As to all statements of fact made in the Documents, I have not independently established the facts so relied on and I have not made any investigation or inquiry other than my examination of the Documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Nevada Corporations Law, Nevada Revised Statutes, Chapter 78, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Nevada Corporation Law, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.

Board of Directors
Western Alliance Bancorporation
August 12, 2008

     Based upon, subject to and limited by the foregoing, I am of the opinion that the Shares are validly issued, fully paid, and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Randall S. Theisen

Randall S. Theisen
Senior Vice President and General Counsel

Board of Directors
Western Alliance Bancorporation
August 12, 2008

Schedule 1
1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Articles of Incorporation of the Company with amendments thereto, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	Certain resolutions of the Board of Directors of the Company adopted at a meeting held on May 29, 2008, relating to, among other things, the issuance and sale of the Shares and the appointment of an Independent Committee of the Board of Directors to determine the terms of and arrangements with respect to the foregoing; and certain resolutions of the Independent Committee, adopted at a meeting held on June 24, 2008, further implementing such board resolutions.